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Exhibit 23(b)

                         CONSENT OF INDEPENDENT AUDITORS




We hereby consent to the incorporation by reference in the Registration Statement No. 33-46836 on Post-Effective Amendment No. 2 to Form No. S-8 relating to The Warwick Valley Telephone Company 401(k) Savings Plan (f/k/a The Warwick Valley Telephone Company Savings Plan for Management Employees, The WVTEA 401(k) Plan and The IBEW 401(k) Plan) of our report dated January 30, 2003 relating to the consolidated financial statements of Warwick Valley Telephone Company for the year ending December 31, 2002 included in Warwick Valley Telephone Company's Annual Report on Form 10-K for the year ended December 31, 2003.

Bush & Germain, P.C.
Syracuse, New York
June 23, 2004